Exhibit 2

             REAL ESTATE SALE AND PURCHASE CONTRACT


     THIS CONTRACT ("Contract") is made and entered into as of

the 20th day of January, 2000 (hereinafter referred to as the date hereof), by and between USP Real Estate Investment Trust, an

Iowa common law business trust (hereinafter referred to as

"Seller"), and AEGON USA Realty Advisors, Inc., an Iowa

corporation (hereinafter referred to as "Purchaser").

     The parties hereto agree as follows:

     l.   Agreement to Purchase and Sell.

     A.   Seller agrees to sell to Purchaser and Purchaser agrees

to purchase from Seller, subject to the terms and conditions of this Contract, the six properties (the "Properties") described as follows:

          (i)  Kingsley Square Shopping Center located in Orange

Park, Florida, and legally described on Exhibit "A-1" attached hereto;

          (ii) First Tuesday Mall located in Carrollton, Georgia,

and legally described on Exhibit "A-2" attached hereto;

          (iii)     Mendenhall Commons Shopping Center located in

Memphis, Tennessee, and legally described on Exhibit "A-3"

attached hereto;

          (iv) North Park Plaza Shopping Center located in

Phoenix, Arizona, and legally described on Exhibit "A-4" attached hereto;

          (v)  Presidential Drive Office Building located in

Atlanta, Georgia, and legally described on Exhibit "A-5" attached hereto;

          (vi) Yamaha Warehouse located in Cudahy, Wisconsin, and

legally described on Exhibit "A-6" attached hereto.

The Properties are being sold together with:

          (vii)     All buildings, improvements, structures and

fixtures, placed, constructed, installed, or located on the

Properties, together with the parking facilities related thereto,

and all other improvements situated on, over and under the lands legally described above (the "Improvements");

          (viii)    All of the furniture, furnishings, fixtures,

fittings, appliances, apparatus, equipment, tools, supplies and machinery, if any, owned by Seller and located on the Properties

(the "Personal Property");

          (ix) Seller's interest as landlord under all leases of

space of and within any part of the Properties, including,

without limitation, any renewals thereof and any options to renew the same, together with any and all third party guarantees of the obligations of tenants under such leases (hereinafter referred to as the "Tenant Leases:");

          (x)  All contract agreements, if any, affecting the

operation of the Improvements as fully developed commercial

properties, including without limitation, all service contracts,

maintenance agreements, equipment leases, advertising contracts,

and the like, to the extent assignable, (hereinafter together referred to as the "Operating Agreements");

          (xi) To the extent assignable, all guarantees and

warranties given, made, or issued by any contractors,

subcontractors, servicers, suppliers, manufacturers, installers,

and the like, relating to or with respect to the construction,

repair, or maintenance of the Improvements or Personal Property and the workmanship, materials, components, appliances, and

equipment forming a part of or installed on or included within or upon the Improvements (hereinafter referred to as the

"Warranties");

          (xii)     All development, construction, and

engineering plans, specifications, drawings, survey materials or other written materials or matters in the possession of Seller which pertain to the planning, development, construction,

maintenance and repair of the Improvements, including, without limitation all "working" drawings and all "as-built" drawings and surveys, compliance reports, engineering reports, soil,

geological, and environmental reports (hereinafter referred to as the "Plans and Specifications");

          (xiii)    All licenses, permits, authorizations, and

certificates of occupancy affecting the Improvements as fully operational commercial rental properties (hereinafter referred to as the "Licenses"), including without limitation the right to use the names of the Properties set forth above, to the extent Seller has any ownership or proprietary rights to use such names; and

          (xiv)     All rents, issues, royalties, and profits of

the Properties, whether coming due before or after the Closing

Date, including all refunds or rebates of any nature concerning the Property which are made on or after the Closing Date and including all rights to insurance proceeds or other recoveries for damage to the Properties (or any part thereof) which is not repaired by the date of Closing.

     The Properties, together with all other rights and

properties set forth in (i) through (xiv) above are collectively sometimes referred to herein as the "Property".

     2.   Purchase Price and Method of Payment.

     A.   The total purchase price for the Property to be paid by

Purchaser is Thirty-Three Million Five Hundred Thousand Dollars

($33,500,000.00), payable in cash by Purchaser at Closing.  The purchase price will be reduced in accordance with paragraph 10C hereof if the mortgage on the Yamaha Warehouse is assumed by

Purchaser.  The allocation of purchase price between the

Properties for purposes of title insurance coverage and transfer tax or other legally required declarations shall be as set forth on Exhibit "B".

     B.   Within three (3) business days after the date hereof,

Purchaser shall deliver to American Title Company, 3131 Turtle

Creek Blvd., Suite 101, Dallas, TX 75219 Attention: Bo Feagin

(hereinafter referred to as the "Title Company") earnest money

(the "Deposit") in the amount of Two Hundred Thousand Dollars

($200,000.00).  The Deposit shall be placed by the Title Company in an interest bearing account with all interest earned thereon to be for the benefit of the Purchaser.  The Deposit shall be held during the pendency of this Contract and disbursed in

accordance with the terms hereof.  In the event the transactions covered hereby shall close, at Closing the Deposit shall be

credited towards the Purchase Price.

     3.   Permitted Title Exceptions.

     The Properties are being sold in fee simple title, subject to the following exceptions:

     A.   Zoning and building laws or ordinances;

     B.   The liens of real estate taxes which are not yet due

and payable;

     C.   Those matters set forth on the Seller's title polices

concerning the Properties which are identified on Exhibit "C"

attached hereto, except for liens or encumbrances (subject to subparagraph F below) and expired Tenant Leases or other expired exceptions, which shall be discharged by Seller at or prior to

Closing;

     D.   Rights of tenants in possession;

     E.   Those matters set forth on the existing surveys of the

Properties identified on Exhibit "D" attached hereto; and

     F.   Subject to paragraph 10C, the lien of the first

mortgage and related security instruments encumbering the Yamaha

Warehouse in the current principal amount of approximately One

Million Three Hundred Ninety-Six Thousand One Hundred Seventy-

Three Dollars ($1,396,173.00) held by Wisconsin National Life

Insurance Company (hereinafter referred to as the "Yamaha

Lender").

     G.   Such other easements or reservations of title as shall

be approved by Purchaser after Purchaser's examination of the title binders and updated surveys for the Property as hereinafter required.

     (A through G above are hereinafter collectively referred to as "Permitted Exceptions").

     4.   Closing.

     Consummation of the transactions contemplated by this

Contract (the "Closing") will be held at or closed in escrow through the offices of the Title Company on a day and at a time mutually agreeable to the parties, after all conditions precedent have been satisfied, but in any case on or before June 30, 2000.

In the absence of a different specified date in accordance with this paragraph, the Closing shall take place at 9:00 A.M., March

30, 2000 (hereinafter referred to as the "Closing Date").

     5.   Purchaser's Conditions Precedent.

     Purchaser's obligations to purchase the Property hereunder are contingent upon satisfaction of the following conditions precedent ("Purchaser's Conditions Precedent") within forty-five

(45) days of the date hereof (the "Purchaser's Condition

Period"):

     A.   Unless this Condition is waived by Purchaser within the

Purchaser's Condition Period, Purchaser agrees to obtain a

preliminary title report and commitment to insure title covering each Property issued by the Title Company.  It is a condition precedent to Purchaser's obligations to purchase the Property that the Title Company agree to issue an owner's policy of title insurance to Purchaser for each Property in an amount equal to the purchase price set forth on Exhibit "B" and in ALTA Extended

Owner's Form B-1970 or the equivalent thereof as used in the applicable state.  The Title Company shall agree to delete from the final policies any exceptions for mechanic's or materialman's liens, and for discrepancies, conflicts in boundary lines, lack of access, shortages in area, encroachments, or other facts a current survey or inspection of the Property would disclose.

Seller agrees to execute those affidavits and/or furnish other documentation reasonably requested by the Title Company to make such deletions and to reflect the current status of rights

pursuant to Tenant Leases as of the Closing Date.  Purchaser shall have until expiration of its Conditions Period to examine the title to the Properties and to notify Seller in writing of any defects in or encumbrances upon Seller's title to the

Properties (other than the Permitted Exceptions) that are

unacceptable to Purchaser.  Any objection not timely made by

Purchaser shall be deemed to be waived, and all such matters shown as exceptions to title in the commitments (but not

including items shown in requirements sections) shall be

Permitted Exceptions.

     Seller shall have until Closing to cure all such defects.

If any defects (other than Permitted Title Exceptions) are not cured or otherwise removed in a manner reasonably satisfactory to

Purchaser by the scheduled date of Closing, Purchaser shall have the remedies set forth in subparagraph F below.

     B.   Unless this Condition is waived by Purchaser within the

Purchaser's Condition Period, Purchaser agrees to obtain

certified surveys of the Properties certified by the surveyor to

Purchaser and to the Title Company.  It is a Condition Precedent

to Purchaser's obligations hereunder that the surveys reveal no new exceptions to title that are unacceptable to Purchaser.  Any such matters shall be reported to Seller and dealt with in

accordance with the procedure for other title exceptions as set forth in subparagraph 5A above.

     C.   Purchaser acknowledges receipt of the environmental

reports on the Properties identified in Exhibit "E" attached hereto and agrees to accept the Properties in the environmental condition as reflected therein, provided, however, any new or additional information concerning the environmental condition of any Property shall be subject to Purchaser's approval, in

Purchaser's sole discretion and except that, prior to Closing,

Purchaser shall receive evidence of proper closure or removal of underground tanks as noted in the report concerning Northpark

Shopping Center.

     D.   The Mutual Representations as set forth herein in

paragraph 7 hereof and Seller's representations as set forth in paragraph 8 hereof shall be true and correct as of the Closing

Date without any change in the rent rolls or the status of

defaults of tenants which would be detrimental to the value of any Property.  Each party agrees to promptly notify the other of any matter coming to the knowledge of such party which would render any of the Mutual Representations or Seller's

Representations untrue in any material respect.  Seller agrees to use reasonable efforts to correct any such matter prior to

Closing, but shall not be obligated to expend any money or to incur any liability to effect any such cure.

     E.   The parties acknowledge that Purchaser is the asset

manager for the Properties pursuant to a Management Agreement dated July 1, 1981 and an Administrative Agreement dated January

1, 1984 (together the "Advisory Agreements").  Purchaser shall continue to manage the Property in the best interests of the

Seller pursuant to the Advisory Agreements in the same manner as prior to this Contract.  All actions taken by Seller in regard to the Property at the recommendation of Purchaser as Advisor shall be considered consented to by Purchaser pursuant to this

Contract.  Seller hereby directs Purchaser to conduct operations at the Properties in accordance with any applicable terms and conditions of this Contract.  Seller agrees that Purchaser shall have access to the Property pending Closing to perform its due diligence and inspections allowed by this Contract in addition to

Purchaser's access to the Property in its capacity as Advisor.

Purchaser agrees to indemnify and hold Seller harmless from any loss, cost, damage, or liability caused by Purchaser's conduct of the due diligence set forth herein.  This indemnity shall survive the Closing or earlier termination of this Contract.

     F.   If the Purchaser's Conditions Precedent set forth in

this paragraph 5 are not timely satisfied, then Purchaser may elect to (i) waive such condition(s) and close, by giving written notice to Seller such that Seller receives the notice no later than sixty (60) days after the date hereof in the event of a failure of conditions to be satisfied within Purchaser's

Condition Period, or no later than the date scheduled for Closing in the event of a failure of the conditions to be met prior to

Closing (hereinafter referred to in this paragraph as "Timely

Notice"), or (ii) terminate this Contract by Timely Notice to

Seller.  Upon a termination of this Contract in accordance

herewith, Purchaser's Deposit shall be promptly refunded and neither party shall have any further rights or obligations

hereunder.  In the absence of any written notice from Purchaser,

Purchaser shall be deemed to have elected to terminate this

Contract.

     6.   Additional Conditions Precedent.

     The parties obligations to purchase and sell the Property

hereunder are conditioned upon the following:

     A.   Seller obtaining a favorable vote for this transaction

from its holders of beneficial interest in accordance with

Seller's Declaration of Trust.  Seller agrees to hold a special meeting for such purpose on or before June 15, 2000 and to comply with its Declaration of Trust and all applicable laws, codes,

ordinances, and regulations in the holding of such meeting and vote.

     B.   Seller agrees to recommend the sale contemplated by

this Contract for shareholder approval at or prior to the special meeting held for such purpose.  It is a condition precedent to

Purchaser's obligations hereunder that the shareholder approval of this transaction contain a further mandatory provision

satisfactory to Purchaser that the Trust be liquidated and that the proceeds of this sale, together with other liquid assets of the Trust, less costs and reserves, be promptly distributed to the holders of beneficial interests of Seller.

     C.   Seller's obligations hereunder are subject to the

Purchaser's representations as set forth in paragraph 9 hereof being true and correct on the Closing Date.  Each party agrees to notify the other of any matter which would render any of

Purchaser's representations and warranties untrue in any material respect.  Purchaser agrees to utilize its best efforts to cure such matters, but shall not be obligated to expend any money or incur any liability to effect such cure.

     E.   If any of the Additional Conditions Precedent are not

timely satisfied, unless the parties mutually agree to extend the time for satisfaction of the conditions, this Contract shall be terminated, the Purchaser's Deposit shall be promptly returned,

and neither party shall have any further rights or obligations hereunder.

     7.   Mutual Representations.

     The parties, to their actual knowledge, each make to the

other the following statements concerning the condition of the

Property (hereinafter referred to as the "Mutual

Representations"):

     A.   Attached hereto as Exhibits "F-1" through "F-6" are

true and complete rent rolls of the Properties as of the date set forth thereon, and except as set forth on Exhibits "F-1" through

"F-6", no tenant is in material default under its lease, nor has

Seller received any notice that it is in default as landlord thereunder.

     B.   All of the Property is, or on the Closing Date will be,

owned by Seller free and clear of liens and encumbrances, other than the Permitted Title Exceptions.

     C.   Each of the Properties is in material compliance with

all applicable laws, codes, and ordinances including those

regulating zoning, building, health, fire, or other safety and environmental condition.

     D.   The Properties are insured against fire and other

hazards as described in Exhibit "G" attached hereto.

     E.   There are no plans for condemnation of all or any part

of the Properties.

     F.   There are no planned street or other improvements which

may result in special assessments against the Properties or any part thereof, or which may alter or disrupt ingress and egress from the Properties.

     G.   There are no claims, actions, suits, or proceedings

pending, threatened against, or affecting the Property.

     H.   There are, and on the date of Closing there will be no

damage to the Property which has not been repaired.  Subject to the provisions of paragraph 15, all damage occurring to the

Property prior to Closing shall be repaired by Seller at Seller's expense.  All mechanical equipment for which Seller is

responsible pursuant to the terms of Tenant Leases, including,

but not limited to the plumbing, air conditioning and heating and electrical systems will be in good and serviceable operating condition.

     I.   At the time of Closing, any work required to be

performed by the Seller under the terms of the Tenant Leases or the Operating Agreements or other agreements in connection with the Property will have been completed in accordance with the plans and specifications therefor, if any, and fully paid for by

Seller, except for tenant finish work incident to new leases entered into between the date hereof and Closing, which shall be governed by the provisions of paragraph 10.

     J.   Neither the execution and delivery of this Contract or

the other documents called for hereunder, nor the consummation of any of the transactions herein or therein contemplated, nor

compliance with the terms and provisions hereof, or with the terms and provisions thereof, will contravene any provision of law, statute, rule, or regulation to which Seller is subject, or will conflict to be inconsistent with, or result in any breach of any of the terms, conditions, covenants, or provisions of, or constitute a default under or result in the creation or

imposition of any lien, security interest, charge, or encumbrance upon the Property pursuant to the terms of any indenture,

mortgage, deed of trust, lease, or other instrument to which

Seller is a party, or by which Seller or any Property may be bound.  Except as set forth in Exhibit "L", no person or entity has any right to acquire the Property or any interest or part thereof.

     K.   There are no Operating Agreements that are either not

assignable or non-cancelable on thirty (30) days prior notice.

     L.   Except for the Permitted Exceptions and except as

otherwise disclosed herein and in Exhibits "C" and "D" attached hereto, there are no material liens or encumbrances against the

Properties or other exceptions to fee simple title which would materially adversely affect the value of the Properties.

     M.   For purposes of this Contract, the actual knowledge of

Seller shall mean the actual knowledge of the Trustees, and the actual knowledge of Purchaser shall mean the actual knowledge of

David Blankenship, Alan Fletcher, Roger Schulz, Dennis Roland,

and Maureen DeWald.

     8.   Representations and Warranties of Seller.

     Seller represents and warrants the following:

     A.   Seller is not a foreign person, foreign corporation,

foreign partnership, foreign trust, or foreign estate as defined in the Internal Revenue Code and Regulations.

     B.   The execution and delivery of this Contract and each

instrument or document required to be executed and delivered by

Seller pursuant hereto and the consummation of the transactions contemplated hereby, upon execution, delivery, and consummation thereof, will be duly authorized and approved by all requisite

Trust actions and no other authorization or approval, whether of governmental bodies or otherwise, will be necessary in order to enable Seller to enter into or to perform this Contract, subject to the Conditions Precedent.  Seller is not a party to any

contract or agreement, other than through Purchaser as Advisor,

which would violate the representations contained in subparagraph

J above.

     9.   Representations and Warranties of Purchaser.

     Purchaser represents and warrants that it has taken all

necessary action to authorize the execution and delivery of this

Contract and to consummate the purchase of the Property as herein contemplated.  The officer executing this Contract on behalf of

Purchaser has been duly authorized to do so pursuant to proper action by Purchaser's Board of Directors.  Purchaser is not

subject to any governmental or other regulations that would

restrict this purchase, nor is this purchase in contravention of any term or provision of Purchaser's Articles of Incorporation or

By-Laws.

     10.  Covenants and Agreements.

     Between the date hereof and the Closing:

     A.   Seller shall not enter into any agreements or contracts

affecting the Properties which survive Closing, nor shall Seller enter into any new lease or modify or terminate any existing

Tenant Lease without the prior written consent of Purchaser,

which consent shall not be unreasonably withheld or delayed.

Notwithstanding the foregoing, Seller may enter the pending lease transactions described on Exhibit "H" ("Permitted Lease

Transactions").  The parties agree to pursue, approve, and enter new leases in the ordinary course of business.  The parties shall pay for the tenant improvement costs or allowances and leasing commissions in Permitted or hereafter approved Lease Transactions entered between the date hereof and Closing in accordance with

Exhibit "H".  Nothing in this Contract shall be deemed to require

Seller to enter into any new lease, lease modification, or

operating agreement.  Any contracts for tenant improvements for the Permitted Lease Transactions which are not completed prior to

Closing shall be assigned to and assumed by Purchaser as an

Operating Contract pursuant to paragraph 11A(2) hereof, subject to any appropriate prorations for the costs thereof in accordance with this paragraph.

     B.   Seller shall operate the Property in the ordinary

course of business, including without limitation, compliance with the terms of all leases, mortgages, or other contractual

obligations relating to the Property and doing regular,

scheduled, or necessary maintenance and repair of the Properties,

and of the fixtures, furniture, and equipment, so that the

Property will be in the condition required herein on the Closing

Date.  Discretionary repairs and maintenance shall be performed in accordance with the budget for such matters as approved by the

Seller.

     C.   The Purchaser shall use reasonable efforts to obtain

the Yamaha Lender's consent to the Purchaser's purchase of Yamaha

Warehouse subject to its mortgage.  If such consent is obtained,

the purchase price shall be reduced by the principal balance of the mortgage at Closing and accrued interest on the mortgage debt will be pro rated between the parties with Purchaser responsible for interest on and after the date of Closing.  Seller agrees to pay the assumption fee to the Yamaha Lender in the amount of one percent (1%) of the principal balance of the loan.  If the Yamaha

Lender refuses to consent to the sale, then the purchase price will not be reduced, Seller will pay off the Yamaha mortgage at

Closing and deliver the Property free and clear of the mortgage and related liens.

     11.  Items to be Delivered at the Closing.

     A.   At Closing, Seller shall cause to be delivered the

following:

          (1)  A Special Warranty Deed for each Property in the

form attached hereto as Exhibit "I" (modified as necessary to comply with state, local law, or recording requirements),

conveying to Purchaser fee simple title to the Properties,

subject only to the Permitted Exceptions.

          (2)  A blanket conveyance, bill of sale and assignment

for each Property (the "Bill of Sale"), conveying and assigning title with covenants of general warranty to Purchaser, free and clear of all liens and encumbrances, (other than the Permitted

Exceptions); the Personal Property and the Tenant Leases, the

Operating Agreements, the Warranties, and the Licenses, such instrument to be in form attached hereto as Exhibit "J".

          (3)  A rent roll (the "Rent Roll") for each Property,

certified by Seller and Purchaser to be true, complete and

correct as of the Closing Date and reflecting the status of

tenant delinquencies, if any, existing as of the Closing Date.

          (4)  All keys in Seller's possession or control to all

locks on the Property.

          (5)  To the extent they are in Seller's possession, the

executed originals of all Tenant Leases, together with copies of all correspondence relating to the Leases and such accounting information relating to the Leases as Purchaser may reasonably require.

          (6)  A certificate in the form attached hereto as

Exhibit "K", certifying that Seller is a non-foreign entity.

          (7)  Possession of the Property subject to the

Permitted Exceptions.

          (8)  Notices to Tenants of sale, in a form acceptable

to Purchaser and Seller.

          (9)  To the extent they are in Seller's possession, all

original Operating Agreements, Warranties, and Plans and

Specifications.

          (10) Proper documentation showing the good standing or

other authorization of Seller and the authorization of all

persons executing documents on behalf of Seller.  Seller shall also execute and/or deliver all documents required by the Title

Company to issue the title policies in the form required by this

Contract, provided that disclosures, if any, required to be

certified by the Trust shall be either (i) certified to the

knowledge of the Trustees, or (ii) Purchaser as Advisor shall give the same certifications to Seller, which certifications may be limited to the officers of USP.



     B.   Action at the Closing by Purchaser.

          On the date of Closing, Purchaser shall deliver the

purchase price to Seller by wire transfer in the amount required by paragraph 2 hereof, subject to prorations and credits as

contemplated herein.  Purchaser shall execute and deliver to

Seller at Closing the Bills of Sale evidencing Purchaser's

assumption of the Tenant Leases and Operating Agreements.  The

parties shall execute "Notices to Tenants" advising tenants of the sale and Purchaser agrees to deliver, or cause to be

delivered, such notices to each tenant after Closing.

     12.  Closing Prorations.

     Purchaser shall obtain its own insurance coverage for the

Property at Closing.  Property expenses, including charges under the continuing Operating Agreements assumed by Purchaser,

collected rents, and ad valorem taxes on the Property shall be prorated at the Closing, effective as of the Closing date, using the latest available computations of such items.  Utilities shall be prorated between the parties at Closing.  Purchaser shall have all utilities in Seller's name transferred to Purchaser's name promptly following the Closing.  All expenses which are prorated at Closing (exclusive of any unknown claims related thereto,

which shall remain the responsibility of Seller) shall be deemed a final proration and Purchaser shall be responsible for payment of such items when due. Except as prorated between the parties at

Closing or as otherwise agreed by the parties in accordance with this paragraph and paragraph 10A, Seller shall be responsible for all property expenses incurred, undertaken, or contracted for prior to Closing, and agrees to indemnify and hold Purchaser harmless from any claim, cost, or cause of action arising from any such expenses and liabilities, including court costs and attorney's fees in the defense thereof or in the enforcement of this indemnity.  Tenant security deposits in the possession of

Seller and prepaid rents shall be credited to Purchaser.

Included in this sale are all delinquent rental accounts and all rents, issues, and profits of the Properties due or which may become due after Closing relating to periods occurring prior to

Closing.  In addition to the purchase price, Purchaser shall pay

Seller for Seller's prorata share of delinquent tenant rental accounts, exclusive of late charges and/or interest, at face value, but specifically excluding payment for delinquent accounts of tenants in Material Default (hereinafter defined), as of the

Closing Date.  Purchaser shall also pay Seller at Closing for

Seller's prorata share of tenant reimbursements for CAM and real estate taxes due after Closing based upon the most recent

estimate of such amounts as used in Seller's ledgers to accrue for such items, specifically excluding any payment for

reimbursables of tenants in Material Default as of the Closing

Date.  As used in this paragraph, Material Default shall mean any tenant (i) whose rental account is more than ninety (90) days delinquent, (ii) who is in bankruptcy or insolvency proceedings,

(iii) has vacated the Property and is delinquent in payment of rent for more than thirty (30) days, or (iv) has indicated in writing its inability or refusal to pay its account.  Subject only to the payments and prorations set forth in this paragraph,

all rent issues and profits of the Properties of every nature due or paid after Closing shall be the property of Purchaser.

     13.  Closing Costs.

     Purchaser shall pay the cost of the title policies, surveys,

and environmental reports.  Seller shall pay for the applicable transfer taxes.  The parties shall each pay one-half of the Title

Company escrow fees, if any.  Each party shall bear its own

attorney's fees.

     14.  Remedies Upon Default.

     IF PURCHASER SHALL DEFAULT IN ITS PERFORMANCE OF THIS

CONTRACT, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND

EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER.

THEREFORE, PURCHASER AND SELLER HEREBY AGREE A REASONABLE

ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE

EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF

THE PROPERTIES ARE AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE

REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE

EARNEST MONEY.  SAID AMOUNT SHALL BE THE FULL, AGREED AND

LIQUIDATED DAMAGES FOR THE BREACH OF THIS CONTRACT BY PURCHASER,

ALL OTHER CLAIMS TO DAMAGES OR REMEDIES BEING HEREIN EXPRESSLY

WAIVED BY SELLER.  THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED

DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS

INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.  UPON SUCH

DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND

NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS

HEREUNDER, EACH TO THE OTHER EXCEPT FOR THE RIGHT OF SELLER TO

RECEIVE SUCH LIQUIDATED DAMAGES FROM THE TITLE COMPANY.

     If Seller shall default in its performance of this Contract,

the Purchaser may, as its sole and exclusive remedies elect to either (i) terminate this Contract and receive a refund of the

Deposit, or (ii) sue Seller for damages, which damages the

parties agree shall be limited to an amount not to exceed the

Deposit.

     Except for failure to close on the specified Closing Date,

for which default no notice or cure period is required, prior to a declaration of default, the declaring party shall give the defaulting party written notice specifying the default.  The defaulting party shall have five (5) business days from receipt of such notice to cure the default.  If the cure period extends beyond the scheduled date of Closing, the Closing Date shall be postponed to the last day of the cure period.

     In the event either party hereto employs an attorney and

commences legal action because of the other party's default, then the non-prevailing party shall pay to the prevailing party

reasonable attorney's fees incurred in the enforcement of this

Contract.

     15.  Risk of Loss.

     Until Closing, all risk of loss of the Property is on the

Seller and if, prior to Closing, the Property, or any part

thereof, shall become damaged by fire or other casualty or become the object of any condemnation proceedings, Purchaser may, as its sole and exclusive remedy, elect to either (i) terminate this

Contract, or (ii) proceed with the Closing and receive an

assignment in form acceptable to Purchaser of all insurance

proceeds or awards for such taking, free and clear of all liens,

claims and encumbrances, and in the case of casualty, together with a cash payment by Seller to Purchaser in the amount of the lesser of (a) any deductible under Seller's insurance, or (b) the cost of the repair of the damage.  If the estimated cost of

repair is less than One Million Dollars ($1,000,000.00),

Purchaser agrees to proceed to Closing in accordance with (ii)

above.  Any election allowed hereunder shall be made in writing no later than the earlier of (i) the scheduled date of Closing,

or (ii) ten (10) days after a party's receipt of notice of such damage or proceeding.

     16.  Notices.

     All notices and demands herein required shall be in writing.

Whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be hand-delivered personally or by express mail, courier service (both with

delivery receipt), or electronically verifiable facsimile

transmission or sent by United States Mail (registered or

certified) postage prepaid, to the addresses set forth below.


                  As to Seller:       Patrick E. Falconio,
                                      Chairman of the Board of Trustees
                                      USP Real Estate Investment Trust
                                      111 Cottage Grove SE, #501
                                      Cedar Rapids, IA  52403
                                      Fax:  319/298-1910

                  With a copy to:     Timothy Hearn
                                      Dorsey & Whitney LLP
                                      Pillsbury Center South
                                      220 South Sixth Street
                                      Minneapolis, MN 55402
                                      Fax Number: (612) 340-2868

                  As to Purchaser:    AEGON USA Realty Advisors, Inc.
                                      4333 Edgewood Road N.E.
                                      Cedar Rapids, IA 52499
                                      Attention:  Maureen DeWald
                                      Fax Number (319) 369-2188

     Any notice, demand or request which shall be given in the

manner aforesaid shall be deemed sufficiently given for all

purposes hereunder (1) at the time such notices, demands or

requests are hand-delivered (which shall be deemed to include delivery by express mail or courier service or transmission by telefax facsimile) or (2) the day such notices, demands or

requests are posted, postage prepaid, in the United States Mail in accordance with the preceding portion of this paragraph,

provided however, time for response to any such notice shall commence upon receipt at the address specified.  Notice by

telefax transmission shall be given on a non-banking holiday weekday between the hours of 9:00 a.m. to 5:00 p.m. (at the

destination) or shall be deemed received on the next such day and time.


     17.  Time of Essence.

     Time is of the essence of this Contract.

     18.  Real Estate Brokers.

     Purchaser and Seller covenant and represent to each other

that, there is no party entitled to a real estate commission,

finder's fee, cooperation fee, or brokerage-type fee or similar compensation in connection with this Contract and the

transactions contemplated herein, except for a fee due Raymond

James & Associates, Inc. for rendering the fairness opinion

requested by Seller herein, and whose fee shall be paid by Seller pursuant to a separate agreement.  Each party agrees to hold the other harmless from and against any claim for a commission or fee from any other broker or agent claiming by or through the

indemnifying party.  Seller warrants that Raymond James &

Associates, Inc. has waived any right to claim a commission or transaction fee on this sale.

     19.  Entire Agreement.

     This Contract contains all of the agreements,

representations and warranties of the parties hereto and

supersedes all other discussions, understandings or agreements in respect to the subject matter hereof.  All prior discussions,

understandings and agreements are merged into this Contract,

which alone fully and completely expresses the agreements and understandings of the parties hereto.  This Contract may be

amended, superseded, extended or modified only by an instrument in writing referring hereto signed by both parties.

     20.  Exhibits a Part of This Contract.

     All Exhibits referred to in this Contract and attached

hereto are incorporated into this Contract by reference and are hereby made a part hereof.

     21.  No Benefit to Other Parties.

     Except as otherwise provided herein, none of the provisions hereof shall inure to the benefit of any party other than the parties hereto and their respective successors and permitted assigns, or be deemed to create any rights, benefits or

privileges in favor of any other party except the parties hereto.

     22.  No Agency, Partnership or Joint Venture.

     Nothing herein shall be construed to establish an agency

relationship, a partnership or a joint venture between Seller and

Purchaser for any purpose.

     23.  Captions.

     The captions and headings contained in this Contract are for reference purposes only and shall not in any way affect the

meaning or interpretation hereof.

     24.  Governing Law.

     This Contract shall be governed, construed and enforced in accordance with the laws of the State of Iowa.

     25.  No Waiver.

     The waiver by one party of the performance of any covenant or condition herein shall not invalidate this Contract, nor shall it be considered to be a waiver by such party of any other

covenant or condition herein.  The waiver by either or both

parties of the time for performing any act shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time.  Except as

otherwise  specifically restricted herein, the exercise of any remedy provided by law and the provisions of this Contract shall not exclude other available remedies.

     26.  AS-IS Condition.

     Purchaser acknowledges that it is purchasing the Property on an AS-IS condition, based upon its own inspections thereof and without benefit of any representation, warranty or disclosure from Seller, either express or  implied or in the nature of

fitness for any particular purpose, except as specifically set forth herein.  Seller agrees to maintain the Properties in their current physical condition to the Closing Date, normal wear and tear excepted.

     27.  Survival of Representations.

     The representations and warranties made by Seller in

paragraph 8 of this Contract and by Purchaser in paragraph 9 (the parties "Separate Representations and Warranties") shall survive the Closing and delivery of deeds and other conveyance documents.

Each party agrees to indemnify and hold the other harmless from and against any loss, cost, liability, claim, or cause of action arising from the inaccuracy of such parties Separate

Representations and Warranties, including court costs and

attorney's fees incurred by such indemnified party in the defense of any such claim and in the enforcement of this indemnity.  All indemnities contained in this Contract shall survive the Closing.

The Mutual Representations in paragraph 7 are given for the sole purpose of establishing the Purchaser's Conditions Precedent to

Closing contained in paragraph 5D and shall not survive the

Closing; the sole remedy for breach of the Mutual Representations being as set forth in paragraph 5F.  Provided, however,

notwithstanding the provisions of the prior sentence to the

contrary, the breach of any of the Mutual Representations by

Purchaser that results in a claim against Seller by Purchaser under or pursuant to any representations or warranties of Seller contained in the conveyance documents delivered by Seller at

Closing, shall survive for the sole benefit of Seller and for the sole use as a defense against any such claim by Purchaser and/or its successors or assigns in interest to the Properties.

     28.  Access to Files.

     For a period of three (3) years after Closing, Purchaser

agrees to grant to Seller, its successors or assigns, access to

Tenant Lease and Property files delivered to Purchaser  at

Closing, subject to reasonable advance written notice.



     29.  Package Sale.

     The purchase price provided herein is based upon a group

sale of the Properties, and except as provided in paragraph 5F,

no Property or Properties may be purchased or sold individually hereunder without the prior written consent of Purchaser and

Seller, which consent may be withheld in the sole discretion of either party.

     30.  Assignment.

     Purchaser shall have the right to assign this Contract, in whole or in part, to one or more affiliated entities, provided written notice shall be given to Seller of such assignment no later than ten (10) days prior to Closing.  Any such assignment shall not terminate any liability hereunder unless so released in writing by Seller.

     31.  Business Days.

     In the event that any time period under this Contract

expires on a day that is not a business day, such time period shall be deemed extended to the first business day following such date.  "Business day" as used herein shall mean any day other than Saturday, Sunday or a legal holiday on which business is transacted by federally insured national banking institutions in

Cedar Rapids, Iowa.

     32.  Counterparts.

     This Contract may be signed in counterparts, each of which is deemed an original.  This Contract shall be null and void unless it shall be executed by Purchaser and one copy returned to

Seller on or before January 20, 2000.



WHEREFORE, the parties have hereunto affixed their hands and seals as of the date set hereof.


SELLER:                                PURCHASER:

USP Real Estate Investment Trust       AEGON USA Realty Advisors, Inc.

By:  /s/  Patrick E. Falconio          By:  /s/David L. Blankenship
     Patrick E. Falconio, Trustee              David L.Blankenship, President
     Chairman of the Board of Trustees